Exhibit 99.1

National Bank Holdings Corporation Announces
Retirement of Brian Lilly and Appointment of Aldis Birkans as Chief Financial Officer

GREENWOOD VILLAGE, Colo. -- (PR Newswire) -- National Bank Holdings Corporation (NYSE: NBHC) announced today that Brian F. Lilly, the Company’s Executive Vice President, Chief Financial Officer; Chief of M&A and Strategy will retire from the Company on March 1, 2019.  Mr. Lilly will continue to serve in his current role through August 10, 2018 and thereafter will serve in a non-executive role with the Company through March 1, 2019 to ensure an orderly and effective transition of his duties and responsibilities.  The Company also announced that Aldis Birkans, the Company’s Senior Vice President, Treasurer, will become the Company’s Executive Vice President, Chief Financial Officer on August 10, 2018. Prior to joining the Company in 2011, Mr. Birkans was the Vice President and Assistant Treasurer for M&I Bank and also served in various finance-related roles at Citigroup.

Tim Laney, the Company’s Chief Executive Officer, said, “Brian’s contributions were key to the successful creation of our Company, including our IPO in 2012 and the recent acquisition of Peoples, Inc. Brian helped us build a strong foundation for continued growth, which will enable a smooth transition over the coming months to another very talented leader in our organization.”  Mr. Laney added, “Aldis brings tremendous background and experience and we are confident that he will serve the Company well as our Chief Financial Officer.”

Mr. Birkans, who has reported directly to Mr. Lilly for over six years, stated “Under Brian’s leadership, I’ve gained valuable experience and am very pleased to carry that knowledge and my prior experience forward in my new role.” Mr. Lilly also commented, “Having the opportunity to help build this Company alongside high-caliber teammates and achieve great success has been an incredible experience. I feel very positive about the momentum of the organization and the leadership Aldis will bring to the role, which gave me great comfort in making the decision to retire and begin my next chapter.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 104 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank's core footprint with additional offices in Arizona, Nevada and Utah. NBH Bank operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas and New Mexico. It also operates as Community Banks Mortgage, a division of NBH Bank, in Arizona, Colorado, Nevada and Utah. Additional

information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:                                                     Media:

Brian Lilly, 720-529-3315                                                              Whitney Bartelli, 816-298-2203

Chief Financial Officer; Chief of M&A and Strategy                    Chief Marketing Officer

blilly@nationalbankholdings.com                                                  whitney.bartelli@nbhbank.com

Source: National Bank Holdings Corporation